Exhibit 99.1
Apollo Group, Inc.
News Release

Apollo Group, Inc. Reports Fourth Quarter and Fiscal Year 2013 Results

Phoenix, October 22, 2013 - Apollo Group, Inc. (NASDAQ: APOL) today reported financial results for the three months and fiscal year ended August 31, 2013, with fourth quarter revenue of $845.0 million and diluted earnings per share of $0.19 per share, or $0.55 per share excluding special items.

“Fiscal Year 2013 brought challenges and opportunities for Apollo Group,” said Apollo Group Chief Executive Officer Greg Cappelli. “We set out this year to differentiate University of Phoenix, diversify Apollo Group and build a more efficient organization. We have made meaningful progress in each of these areas. With hundreds of millions of worldwide learners in need of higher education in this decade alone, we are well positioned for 2014 and beyond to help create a more educated global workforce and strengthen our great partnerships across four continents.”

Fourth Quarter 2013 Results of Operations

•	Net revenue for fourth quarter 2013 was $845.0 million, compared to $996.5 million in the fourth quarter 2012.

•	University of Phoenix Degreed Enrollment was 269,000, an 18.1% decrease from the prior year, and New Degreed Enrollment was 41,000 down 22.3% from fourth quarter 2012.

•
Operating income was $34.7 million, compared to $89.6 million from the prior year fourth quarter. The decrease was attributable to lower net revenue due to declines in enrollment, partially offset by lower operating expenses. Excluding special items, operating income was $100.7 million.

•
Income from continuing operations attributable to Apollo Group was $21.6 million, or $0.19 per share, compared to $52.6 million, or $0.46 per share from the prior year fourth quarter. Excluding special items, income from continuing operations was $63.1 million, or $0.55 per share.

Fourth quarter 2013 results included restructuring and other charges attributable to the Company’s restructuring activities of $67.3 million and a litigation credit of $1.4 million. (Special items for the fourth quarter 2013 and 2012 are included in the reconciliation of GAAP to non-GAAP financial information tables of this press release.)

Fiscal Year 2013 Results of Operations

•	Net revenue for fiscal year 2013 was $3.7 billion, compared to $4.3 billion in the prior year.

•	University of Phoenix Average Degreed Enrollment was 301,100, a 15.6% decrease from the prior year, and Aggregate New Degreed Enrollment was 172,900 down 20.2% from prior year.

•
Operating income was $427.4 million, compared to $676.3 million from the prior year. Excluding special items, operating income was $601.4 million. Fixed operating costs were approximately $350 million lower as compared to fiscal year 2012.

•
Income from continuing operations attributable to Apollo Group was $248.5 million, or $2.19 per share, compared to $422.7 million, or $3.22 per share in fiscal year 2012. Excluding special items, income from continuing operations in 2013 was $358.1 million, or $3.16 per share.

Full year 2013 results included restructuring and other charges attributable to the Company’s restructuring activities of $198.6 million and a litigation credit of $24.6 million. (Special items for fiscal year 2013 and 2012 are included in the reconciliation of GAAP to non-GAAP financial information tables of this press release.)

Balance Sheet and Cash Flow

As of August 31, 2013, the Company’s unrestricted cash and cash equivalents and short-term marketable securities totaled $1.52 billion, compared to $1.28 billion as of August 31, 2012. The principal components of this increase were $478.0 million of cash provided by operations; partially offset by $119.3 million for capital expenditures, $42.5 million used for the purchase of noncontrolling interests, a net investment of $38.0 million in long-term marketable securities, and $26.2 million of net payments on borrowings.

As of August 31, 2013, accounts receivable increased to $215.4 million from $198.3 million at August 31, 2012. Excluding accounts receivable and the related net revenue for Apollo Global, the Company’s days sales outstanding was essentially flat at 21 days compared to 22 days as of August 31, 2013 and 2012, respectively.

Total debt outstanding (including short-term borrowings and the current portion of long-term debt) decreased $27.9 million to $692.1 million as of August 31, 2013. Subsequent to August 31, 2013, the Company repaid the $605.0 million drawn on its revolving credit facility.

Business Outlook

The Company offers the following outlook for fiscal year 2014 based on the business trends observed during the fourth quarter of fiscal year 2013, as well as management’s current expectations of future trends.

•	Net revenue of $2.95 - $3.05 billion; and

•	Operating income of $375 - $450 million, excluding the impact of special items including restructuring and other charges.

In fiscal year 2014, the Company expects to further reduce its fixed operating costs by a minimum of $300 million, which would result in a total decline of $650 million, or 18%, compared to the fiscal year 2012 cost base.

Apollo Education Group

The Company announced today that it intends to change its name to Apollo Education Group to more clearly reflect its mission and purpose. The change is expected to be effective in mid-November.

Conference Call Information

The Company will hold a conference call to discuss these earnings results at 5:00 p.m. Eastern, 2:00 p.m. Phoenix time, today, Tuesday, October 22, 2013.

Dial-In Numbers:
877-292-6888 (Domestic)
973-200-3381 (International)
Conference ID: 65232387

A live webcast of this event may be accessed by visiting the Company’s website at www.apollo.edu. A webcast replay will be available approximately one hour following the conclusion of the call at the same link.

A telephone replay will be available approximately two hours following the conclusion of the call until October 29, 2013.

Dial-In Numbers:
855-859-2056 (Domestic)
404-537-3406 (International)
Conference ID: 65232387

About Apollo Group, Inc.

Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business since 1973. Through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development, Western International University and College for Financial Planning, Apollo Group offers innovative and distinctive educational programs and services, online and on-campus, at the undergraduate, masters and doctoral levels. Its educational programs and services are offered throughout the United States and in Latin America and Europe, as well as online throughout the world.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollo.edu.

Forward-Looking Statements Safe Harbor

Statements about Apollo Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Group’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in or implied by such statements due to various factors, including without limitation: (i) the impact of increased competition from traditional public universities and proprietary educational institutions; (ii) the costs and effectiveness of accelerating the enhancement of University of Phoenix educational offerings to remain competitive and to more effectively deliver a quality student experience at the right value; (iii) any adverse impact on University of Phoenix’s business arising from the Notice sanction imposed by the University’s principal accreditor, and any associated impact on the University’s pending recertification by the U.S. Department of Education for participation in Title IV student financial aid programs; (iv) the impact of the Company’s recent campus closures and other restructuring initiatives; (v) the impact of the recent operational and governance changes made to increase University of Phoenix autonomy in response to governance concerns expressed by its principal accreditor; (vi) the impact of any reduction in financial aid available to students, including active and retired military personnel, due to the U.S. government debt ceiling limitations, budget sequestration or otherwise; (vii) the impact of changes in marketing channels and other recruiting practices; (viii) the costs and effectiveness of University of Phoenix initiatives to improve student retention, improve student outcomes and demonstrate a compelling relationship between a student’s education and career; (ix) changes in law or regulation affecting the University of Phoenix’s eligibility to participate in or the manner in which it participates in U.S. federal and state student financial aid programs, including changes that may be included in the reauthorization of the federal Higher Education Act expected to be enacted during the next year and the proposed Department of Education regulations relating to gainful employment; (x) changes in University of Phoenix’s business necessary to remain in compliance with U.S. federal student financial aid program regulations, including the so-called 90/10 Rule and the limitations on student loan cohort default rates, and to remain in compliance with the accrediting criteria of the relevant accrediting bodies; (xi) changes in University of Phoenix enrollment or student mix; and (xii) unexpected changes in the U.S. or global economy. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Group’s Form 10-K for fiscal year 2013 and other filings with the Securities and Exchange Commission, all of which are available on the Company’s website at www.apollo.edu.

Use of Non-GAAP Financial Information

This press release and the related conference call contain non-GAAP financial measures, which are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management uses, and chooses to disclose to investors, these non-GAAP financial measures because: (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help to identify underlying trends in its results of operations; (ii) as to the non-GAAP earnings measures, such measures help compare the Company’s performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in the non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently, limiting their usefulness as a comparative measure across companies.

Financial and Operating Metrics
Below are Apollo Group’s unaudited financial data and operating metrics for the respective periods:

	Degreed Enrollment(1)		New Degreed Enrollment(2)
Enrollment (rounded to hundreds)	Q4 2013	Q4 2012	Q4 2013	Q4 2012
Associate’s	76,400	102,600	15,300	20,400
Bachelor’s	146,100	172,600	17,800	23,500
Master’s	40,600	46,400	7,400	8,200
Doctoral	5,900	6,800	500	700
	269,000	328,400	41,000	52,800

	Average Degreed Enrollment		Aggregate New Degreed Enrollment(5)
Enrollment (rounded to hundreds)	FY 2013(3)	FY 2012(4)	FY 2013	FY 2012
Associate’s	90,500	119,900	68,900	88,100
Bachelor’s	160,100	179,200	73,400	93,700
Master’s	44,100	50,600	28,300	32,000
Doctoral	6,400	7,200	2,300	2,900
	301,100	356,900	172,900	216,700

Revenues (in thousands)			Q4 2013	Q4 2012
Degree Seeking Gross Revenues(6)			$824,766	$972,079
Less: Discounts and other			(66,378)	(62,613)
Degree Seeking Net Revenues(6)			758,388	909,466
Non-degree Seeking Revenues			12,383	12,563
Other, net of discounts			74,210	74,468
			$844,981	$996,497

Revenue by Degree Type (in thousands)(6)
Associate’s			$180,968	$237,737
Bachelor’s			488,690	560,406
Master’s			137,032	152,205
Doctoral			18,076	21,731
Less: Discounts and other			(66,378)	(62,613)
			$758,388	$909,466

Degree Seeking Gross Revenues per Degreed Enrollment(1), (6)
Associate’s			$2,369	$2,317
Bachelor’s			$3,345	$3,247
Master’s			$3,375	$3,280
Doctoral			$3,064	$3,196
All degrees (after discounts)			$2,819	$2,769
(1) Represents students enrolled in a University of Phoenix degree program who attended a credit bearing course during the quarter and had not graduated as of the end of the quarter; students who previously graduated from one degree program and started a new degree program in the quarter (for example, a graduate of the associate’s degree program returns for a bachelor’s degree); and students participating in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

(2) Represents new students and students who have been out of attendance for more than 12 months who enroll in a University of Phoenix degree program and start a credit bearing course in the quarter; students who have previously graduated from a degree program and start a new degree program in the quarter; and students who commence participation in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

(3) Represents the average of Degreed Enrollment for the quarters ended August 31, 2012, November 30, 2012, February 28, 2013, May 31, 2013 and August 31, 2013.
(4) Represents the average of Degreed Enrollment for the quarters ended August 31, 2011, November 30, 2011, February 29, 2012, May 31, 2012 and August 31, 2012.
(5) Represents the sum of the four quarters of New Degreed Enrollment in the respective fiscal years.
(6) Represents revenue from tuition and other fees for students enrolled in University of Phoenix degree programs. Also includes revenue from tuition and other fees for students participating in University of Phoenix certificate programs of at least 18 credits in length with some course applicability into a related degree program.

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of August 31,
($ in thousands)	2013	2012
ASSETS:
Current assets
Cash and cash equivalents	$1,414,485	$1,276,375
Restricted cash and cash equivalents	259,174	318,334
Marketable securities	105,809	—
Accounts receivable, net	215,401	198,279
Prepaid taxes	30,359	26,341
Deferred tax assets	60,294	69,052
Other current assets	64,134	49,609
Total current assets	2,149,656	1,937,990
Marketable securities	43,941	5,946
Property and equipment, net	472,614	571,629
Goodwill	103,620	103,345
Intangible assets, net	132,192	149,034
Deferred tax assets	63,894	77,628
Other assets	32,030	22,750
Total assets	$2,997,947	$2,868,322
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities
Short-term borrowings and current portion of long-term debt	$628,050	$638,588
Accounts payable	73,123	74,872
Student deposits	309,176	362,143
Deferred revenue	213,260	254,555
Accrued and other current liabilities	346,706	324,881
Total current liabilities	1,570,315	1,655,039
Long-term debt	64,004	81,323
Deferred tax liabilities	12,177	15,881
Other long-term liabilities	233,442	191,756
Total liabilities	1,879,938	1,943,999
Commitments and contingencies
Shareholders’ equity
Preferred stock, no par value	—	—
Apollo Group Class A nonvoting common stock, no par value	103	103
Apollo Group Class B voting common stock, no par value	1	1
Additional paid-in capital	—	93,770
Apollo Group Class A treasury stock, at cost	(3,824,758)	(3,878,612)
Retained earnings	4,978,815	4,743,150
Accumulated other comprehensive loss	(36,563)	(30,034)
Total Apollo shareholders’ equity	1,117,598	928,378
Noncontrolling interests (deficit)	411	(4,055)
Total equity	1,118,009	924,323
Total liabilities and shareholders’ equity	$2,997,947	$2,868,322

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended August 31,		% of Net Revenue
(In thousands, except per share data)	2013	2012	2013	2012
Net revenue	$844,981	$996,497	100.0%	100.0%
Costs and expenses:
Instructional and student advisory	370,225	455,564	43.8%	45.7%
Marketing	168,589	180,322	20.0%	18.1%
Admissions advisory	59,316	85,852	7.0%	8.6%
General and administrative	91,775	92,322	10.9%	9.3%
Depreciation and amortization	38,179	44,741	4.5%	4.5%
Provision for uncollectible accounts receivable	16,232	38,733	1.9%	3.9%
Restructuring and other charges	67,330	9,408	8.0%	0.9%
Litigation credit	(1,400)	—	(0.2)%	—%
Total costs and expenses	810,246	906,942	95.9%	91.0%
Operating income	34,735	89,555	4.1%	9.0%
Interest income	470	306	—%	—%
Interest expense	(2,671)	(5,127)	(0.3)%	(0.5)%
Other, net	1,596	520	0.2%	0.1%
Income from continuing operations before income taxes	34,130	85,254	4.0%	8.6%
Provision for income taxes	(12,734)	(37,726)	(1.5)%	(3.8)%
Income from continuing operations	21,396	47,528	2.5%	4.8%
Income from discontinued operations, net of tax	—	26,641	—%	2.6%
Net income	21,396	74,169	2.5%	7.4%
Net loss attributable to noncontrolling interests	155	1,279	0.1%	0.2%
Net income attributable to Apollo	$21,551	$75,448	2.6%	7.6%
Earnings per share - Basic:
Continuing operations attributable to Apollo	$0.19	$0.47
Discontinued operations attributable to Apollo	—	0.20
Basic income per share attributable to Apollo	$0.19	$0.67
Earnings per share - Diluted:
Continuing operations attributable to Apollo	$0.19	$0.46
Discontinued operations attributable to Apollo	—	0.20
Diluted income per share attributable to Apollo	$0.19	$0.66
Basic weighted average shares outstanding	113,105	112,815
Diluted weighted average shares outstanding	113,740	113,539

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Year Ended August 31,		% of Net Revenue
(In thousands, except per share data)	2013	2012	2013	2012
Net revenue	$3,681,310	$4,253,337	100.0%	100.0%
Costs and expenses:
Instructional and student advisory	1,579,464	1,800,569	42.9%	42.3%
Marketing	661,693	663,442	18.0%	15.6%
Admissions advisory	263,934	383,935	7.2%	9.0%
General and administrative	329,249	344,300	8.9%	8.1%
Depreciation and amortization	161,733	177,804	4.4%	4.2%
Provision for uncollectible accounts receivable	83,798	146,742	2.3%	3.5%
Restructuring and other charges	198,625	38,695	5.4%	0.9%
Litigation (credit) charge, net	(24,600)	4,725	(0.7)%	0.1%
Goodwill and other intangibles impairment	—	16,788	—%	0.4%
Total costs and expenses	3,253,896	3,577,000	88.4%	84.1%
Operating income	427,414	676,337	11.6%	15.9%
Interest income	1,913	1,187	—%	0.1%
Interest expense	(8,745)	(11,745)	(0.2)%	(0.3)%
Other, net	2,407	476	0.1%	—%
Income from continuing operations before income taxes	422,989	666,255	11.5%	15.7%
Provision for income taxes	(174,024)	(283,072)	(4.7)%	(6.7)%
Income from continuing operations	248,965	383,183	6.8%	9.0%
Income from discontinued operations, net of tax	—	33,823	—%	0.8%
Net income	248,965	417,006	6.8%	9.8%
Net (income) loss attributable to noncontrolling interests	(439)	5,672	—%	0.1%
Net income attributable to Apollo	$248,526	$422,678	6.8%	9.9%
Earnings per share - Basic:
Continuing operations attributable to Apollo	$2.20	$3.24
Discontinued operations attributable to Apollo	—	0.24
Basic income per share attributable to Apollo	$2.20	$3.48
Earnings per share - Diluted:
Continuing operations attributable to Apollo	$2.19	$3.22
Discontinued operations attributable to Apollo	—	0.23
Diluted income per share attributable to Apollo	$2.19	$3.45
Basic weighted average shares outstanding	112,712	121,607
Diluted weighted average shares outstanding	113,285	122,357

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended August 31,
($ in thousands)	2013	2012
Operating activities:
Net income	$248,965	$417,006
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	49,462	78,705
Excess tax benefits from share-based compensation	(17)	(1,150)
Depreciation and amortization	161,733	178,234
Accelerated depreciation and impairments included in restructuring	62,267	—
Loss on fixed asset write-offs	8,190	—
Goodwill and other intangibles impairment	—	16,788
Non-cash foreign currency loss (gain), net	220	(497)
Gain on sale of discontinued operations	—	(26,678)
Provision for uncollectible accounts receivable	83,798	146,742
Litigation (credit) charge, net	(24,600)	4,725
Deferred income taxes	(29,517)	21,850
Changes in assets and liabilities, excluding the impact of acquisition and business dispositions:
Restricted cash and cash equivalents	59,160	61,073
Accounts receivable	(103,369)	(129,773)
Prepaid taxes	(3,985)	9,303
Other assets	(19,514)	(11,568)
Accounts payable	(1,775)	12,525
Student deposits	(52,587)	(58,740)
Deferred revenue	(39,091)	(39,154)
Accrued and other liabilities	78,708	(128,091)
Net cash provided by operating activities	478,048	551,300
Investing activities:
Purchases of property and equipment	(119,348)	(115,187)
Purchases of marketable securities	(208,878)	—
Maturities of marketable securities	65,074	—
Acquisition, net of cash acquired	—	(73,736)
Proceeds from dispositions, net	—	76,434
Other investing activities	(1,500)	(1,694)
Net cash used in investing activities	(264,652)	(114,183)
Financing activities:
Payments on borrowings	(636,387)	(562,269)
Proceeds from borrowings	610,236	629,145
Purchases of stock for treasury	(9,537)	(811,913)
Issuances of stock	3,867	11,949
Purchase of noncontrolling interest	(42,500)	—
Excess tax benefits from share-based compensation	17	1,150
Net cash used in financing activities	(74,304)	(731,938)
Exchange rate effect on cash and cash equivalents	(982)	(468)
Net increase (decrease) in cash and cash equivalents	138,110	(295,289)
Cash and cash equivalents, beginning of year	1,276,375	1,571,664
Cash and cash equivalents, end of year	$1,414,485	$1,276,375
Supplemental disclosure of cash flow and non-cash information:
Cash paid for income taxes, net of refunds	$201,055	$246,824
Cash paid for interest	7,869	9,794
Restricted stock units vested and released	27,054	36,182
Credits received for tenant improvements	6,049	27,009
Capital lease additions	3,500	44,145
Debt incurred for acquired technology	—	14,389

Apollo Group, Inc. and Subsidiaries
Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
(Unaudited)

	Three Months Ended August 31,		Year Ended August 31,
(In thousands, except per share data)	2013	2012	2013	2012
Net income attributable to Apollo, as reported	$21,551	$75,448	$248,526	$422,678
Income from discontinued operations, net of tax and noncontrolling interest	—	22,805	—	28,952
Income from continuing operations attributable to Apollo	21,551	52,643	248,526	393,726
Reconciling items:
Restructuring and other charges, net of noncontrolling interest	67,330	8,942	198,625	37,843
Litigation (credit) charge, net	(1,400)	—	(24,600)	4,725
Goodwill and other intangibles impairment, net of noncontrolling interest(1)	—	—	—	14,370
	65,930	8,942	174,025	56,938
Less: tax effects, net of noncontrolling interest	(24,368)	(2,986)	(64,478)	(14,940)
Income from continuing operations attributable to Apollo, adjusted to exclude special items	$63,113	$58,599	$358,073	$435,724

Diluted income per share from continuing operations attributable to Apollo, as reported	$0.19	$0.46	$2.19	$3.22

Diluted income per share from continuing operations attributable to Apollo, adjusted to exclude special items	$0.55	$0.52	$3.16	$3.56

Diluted weighted average shares outstanding	113,740	113,539	113,285	122,357

(1) The charges for fiscal year ended August 31, 2012 represents impairments of UNIACC’s goodwill and other intangibles, net of noncontrolling interest, with no income tax benefit as UNIACC’s goodwill and other intangibles are not deductible for tax purposes.

Investor Relations Contacts:
Beth Coronelli, (312) 660-2059
beth.coronelli@apollo.edu

Erin Kelly, (602) 557-3830
erin.kelly@apollo.edu

Media Contact:
Media Relations Hotline, (602) 254-0086
media@apollo.edu